   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1999

                                                    REGISTRATION NO. 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        NEW PLAN EXCEL REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)

           MARYLAND                                       33-0160389
(State or Other Jurisdiction of                 (I.R.S. Employer Identification
Incorporation or Organization)                              Number)

                           1120 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 869-3000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             STEVEN F. SIEGEL, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        NEW PLAN EXCEL REALTY TRUST, INC.
                           1120 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 869-3000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                 WITH COPIES TO:
                          J. WARREN GORRELL, JR., ESQ.
                              DAVID W. BONSER, ESQ.
                             HOGAN & HARTSON L.L.P.
                          885 THIRD AVENUE, 26TH FLOOR
                               NEW YORK, NY 10022
                                 (212) 409-9800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                AMOUNT TO              AGGREGATE             AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED         BE REGISTERED (2)     PRICE PER UNIT (3)     OFFERING PRICE(3)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share (1)         664,316                $18.25              $12,123,767            $3,371
------------------------------------------------------------------------------------------------------------------------------------


(1) Also includes preferred share purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or represented separately from the common stock.

(2) Including an indeterminate number of shares which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on September 23, 1999.

     This registration statement relates to the possible issuance of shares of common stock of New Plan Excel Realty Trust, Inc. upon the exchange of up to 664,316 units of limited partner interest in Excel Realty Partners, L.P. which were issued in connection with a transaction consummated in June 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BECOME EFFECTIVE. WE MAY NOT ISSUE THESE SECURITIES AND SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 27, 1999

PROSPECTUS

                        NEW PLAN EXCEL REALTY TRUST, INC.

                                 664,316 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

                                 ---------------

     This prospectus relates to the possible issuance of up to 664,316 shares of common stock of New Plan Excel Realty Trust, Inc., a Maryland corporation, to certain holders of units of limited partner interest in Excel Realty Partners, L.P., a Delaware limited partnership. The holders identified in this prospectus may tender their units to Excel Realty Partners, L.P. for cash redemption. New Plan DRP Trust, a Maryland real estate investment trust and our wholly owned subsidiary, and the sole general partner of Excel Realty Partners, L.P., may instead elect to exchange the holders' units for shares of our common stock. Neither we nor New Plan DRP Trust will receive any proceeds from the issuance of the common stock to the holders or any subsequent sale of the shares by such holders.

     We are a self-administered and self-managed real estate investment trust, or "REIT," and one of the nation's largest community and neighborhood shopping center companies. In addition to community and neighborhood shopping centers, we own and manage other retail and commercial properties and apartment communities in select markets throughout the United States. In June 1997, Excel Realty Partners, L.P. acquired four shopping centers located in Montebello, California, Modesto, California, Paradise, California and Reno, Nevada from four affiliated partnerships. Pursuant to the terms of this transaction, an aggregate of 1,186,243 units were originally issued to partners of the property-owning partnerships. As of the date hereof, 664,316 of such units are issued and outstanding. Beginning on September 15, 1999, each of these units may be redeemed by the holder thereof for cash or, at our option, shares of our common stock, on a one-to-one basis (subject to adjustment in the event of stock splits, stock dividends and similar events in the future). We are registering the offer and sale of shares of common stock pursuant to contractual obligations, but this registration does not necessarily mean that we will in fact issue any of the common stock to the above-described holders, or that if issued, such holders will offer or resell any of their shares.

     Our common stock is listed on the New York Stock Exchange under the symbol NXL. On September 23, 1999, the last reported sales price of our common stock was $18.125 per share. In order to maintain our qualification as a REIT for federal income tax purposes, our charter limits the amount of capital stock that may be owned by a single person or an affiliated group.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS _____________, 1999


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                      WHERE TO FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials we have filed with the Securities and Exchange Commission at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference room. Our Securities and Exchange Commission filings also are available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov. In addition, you may obtain a copy of our Securities and Exchange Commission filings at no cost by writing or telephoning our General Counsel at:

     New Plan Excel Realty Trust, Inc.
     1120 Avenue of the Americas
     New York, New York  10036
     (212) 869-3000

     The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus certain information we file with the Securities and Exchange Commission, which means that we may disclose important information in this prospectus by referring the reader to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of securities covered by this prospectus is completed:

          - The Annual Report on Form 10-K/A of New Plan Excel Realty Trust, Inc. for the fiscal year ended December 31, 1998;

          - The Quarterly Reports on Form 10-Q of New Plan Excel Realty Trust, Inc. for the quarters ended March 31, 1999 and June 30, 1999;

          - The Current Reports on Form 8-K of New Plan Excel Realty Trust, Inc. filed with the Securities and Exchange Commission on February 3, April 22, May 5 and September 13, 1999.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning New Plan Excel Realty Trust, Inc. and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

     You should rely on the information provided or incorporated by reference in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of the document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, together with other statements and information that we publicly disseminate, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance or achievements, financial and otherwise, may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that


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might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business and real estate and other market conditions; financing risks, such as the inability to obtain debt or equity financing on favorable terms; potential adverse effects of the recent merger transaction involving New Plan Realty Trust and Excel Realty Trust, Inc. and subsequent departure of executives previously employed by Excel Realty Trust, Inc.; the level and volatility of interest rates; financial stability of tenants; the rate of revenue increases versus expense increases; governmental approvals, actions and initiatives; environmental/safety requirements; risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget); our ability and the ability of others with which we do business or receive services (including utilities, financial institutions, major tenants, suppliers, governmental agencies and municipalities) to address the Year 2000 issue, and the costs of doing so; as well as other risks listed from time to time in reports we file with the Securities and Exchange Commission or we otherwise publicly disseminate.

     All references in this prospectus to "we," "us," "our" or the "Company" mean New Plan Excel Realty Trust, Inc. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share. All references to "units" refer to the units of limited partnership interest in Excel Realty Partners, L.P.

                                   THE COMPANY

     We are a self-administered and self-managed equity REIT and one of the nation's largest community shopping center companies. In addition to the community and neighborhood shopping centers, we own and manage other retail and commercial properties and apartment communities in select markets throughout the United States.

     As of June 30, 1999, we owned interests in a total of 304 retail properties (including 11 commercial and miscellaneous properties) containing over 37.8 million square feet of retail space in 31 states. We also owned, as of that date, 55 multifamily residential communities in 14 states containing approximately 13,000 units.

     Our primary objective is to acquire, own and manage a portfolio of commercial retail properties and apartment communities that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. We seek to achieve this objective by (i) aggressively managing and, where appropriate, redeveloping our existing operating properties, (ii) continuing to acquire well-located neighborhood and community shopping centers and other retail properties with tenants that have a national or regional presence and an established credit quality, and well-located income-producing apartment communities at a discount to replacement cost, (iii) disposing of mature properties to continually update our core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

     As of June 30, 1999, we had approximately 780 employees and 25 offices coast to coast. Our principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 869-3000.

                                 USE OF PROCEEDS

     We are registering the shares of our common stock offered by this prospectus pursuant to our contractual obligation to certain holders of units. We will not receive any of the proceeds from the issuance of shares of common stock to such holders or any subsequent sale of the shares by such holders.

                          DESCRIPTION OF CAPITAL STOCK

     In the following summary we have summarized the material terms and provisions of our capital stock. This summary does not purport to be complete and for more detail you should refer to our charter and bylaws, each of which we have previously filed with the Securities and Exchange Commission and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law.

GENERAL

     The Company has the authority to issue up to 250,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. On June 30, 1999, the Company had approximately 88,404,000 shares of common stock outstanding and approximately 2,287,000 shares of preferred stock outstanding, consisting of approximately 1,507,000 shares of 8 1/2% Series A Cumulative Convertible Preferred Stock, 630,000 shares of 8 5/8% Series B Cumulative Redeemable Preferred Stock and 150,000 shares of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock. The latter two series of preferred stock are traded as depositary shares, each depositary share representing one-tenth of a share of preferred stock. As of the same date, 100,000 shares of Series C Junior Participating Preferred Stock, or "Series C Preferred Stock," had been classified and were reserved for issuance under the Company's stockholder rights plan. See "Description of Capital Stock -- Stockholder Rights Plan."

COMMON STOCK

     Subject to the preferential rights of any other shares of capital stock, holders of the common stock are entitled to receive dividends when, as and if authorized and declared by the board of directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on outstanding shares of preferred stock. Upon the distribution of assets upon any liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding preferred stock. Subject to certain provisions of Maryland law and the Company's charter and bylaws, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as the Company's 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, the holders of which have the right to vote with the holders of the common stock as though part of the same class), the holders of such shares will possess the exclusive voting power. Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the common stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining common stock will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by the Company at a subsequent date. Holders of common stock also will have no conversion, sinking fund, redemption, preference or exchange rights. Subject to the provisions of the Company's charter regarding the restrictions on transfer and limitations on ownership of common stock or preferred stock, shares of common stock will have equal dividend, liquidation and other rights. Common stock will, when issued, be fully paid and nonassessable.

STOCKHOLDER RIGHTS PLAN

     The Company has a stockholder rights plan under which one preferred share purchase right, or a "Right," is attached to each outstanding share of common stock. When exercisable, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series C Preferred Stock for an exercise price of $45.00, subject to certain anti-dilution adjustments. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

     The Rights will become exercisable only if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 15% or more of the common stock. Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to common stock, but junior to the Company's other currently authorized preferred stock and other preferred stock ranking on a parity with such preferred stock as to


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distributions or rights upon liquidation, dissolution or winding up of the affairs of the Company, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock of the Company. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. Shares of Series C Preferred Stock are generally not redeemable. The Rights are protected by customary anti-dilution provisions.

     Until approximately 10 days after a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 15% or more of the common stock, the Rights will be evidenced by the certificates representing shares of common stock and will be transferred with and only with such certificates. The surrender for transfer of any certificate for shares of common stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. The Rights will expire on October 8, 2003, subject to the Company's right to extend the date, unless earlier redeemed or exchanged by the Company or terminated.

     In the event that a person becomes an acquiring person or if the Company were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and common stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the acquiring person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current exercise price under the Right. In the event that, after a person has become an acquiring person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current exercise price under the Right.

     At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of common stock, the board of directors may cause the Company to exchange the Rights (other than Rights owned by an acquiring person which will have become void), in whole or in part, for that number of shares of common stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the exercise price) per Right (subject to adjustment).

     The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the board of directors at any time before the time that an acquiring person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of common stock of the Company on terms not approved by the Company's board of directors. The Rights, however, should not interfere with any merger or other business combination approved by the board of directors at any time prior to a person or group becoming an acquiring person.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, or the "Code," not more than 50% in value of the issued and outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. In addition, its shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). See "Certain Federal Income Tax Considerations -- REIT Qualification Requirements -- General."


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


     The charter, subject to certain exceptions, contains certain restrictions on the amount of shares of stock of the Company that a person may own. The charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Company stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of the 8 1/2% Series A Cumulative Convertible Preferred Stock and the 8 5/8% Series B Cumulative Redeemable Preferred Stock) of the outstanding shares of each class or series of stock of the Company (except in the case of the 8 1/2% Series A Cumulative Convertible Preferred Stock and the 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, where the prohibition relates to the stated percentage (by value or by number of shares, whichever is more restrictive, except only by value in the case of the 8 1/2% Series A Cumulative Convertible Preferred Stock) of all outstanding equity stock of the Company) (the "Ownership Limit"). The number and value of shares of the outstanding equity stock of the Company is required to be determined in good faith, which determination shall be conclusive for all purposes hereof.

     The board of directors of the Company, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer that, if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the board of directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the board of directors of the Company as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Company's board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

     The charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Company that resulted in a transfer of shares to the Trust, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of directors of the Company determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     If any transfer of shares of stock of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the


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authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

     The Trustee may transfer the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limit or other limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

     In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the Company's board of directors determines in good faith that such transfer occurred. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee.

     All certificates representing shares of the common stock and the preferred stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the number or value of outstanding shares of common stock and preferred stock, shall, within 30 days after December 31 of each year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the common stock or the preferred stock or otherwise be in the best interest of the stockholders.

TRANSFER AGENT

     The transfer agent and registrar for the shares of common stock and preferred stock is BankBoston, N.A.

                 DESCRIPTION OF UNITS AND PARTNERSHIP AGREEMENT

     We have summarized material terms and provisions of the units, including a summary of certain provisions of the Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P. dated as of June 25, 1997, as amended by the First Amendment to Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P. dated as of August 20, 1999, which we refer to as the "partnership agreement." The following Summary does not purport to be complete and for more detail you should refer to applicable provisions of Delaware law and the partnership agreement itself, which we have previously filed with the Securities and Exchange Commission and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

MANAGEMENT

     Excel Realty Partners, L.P., or the "Partnership," is a Delaware limited partnership. New Plan DRP Trust, a Maryland real estate investment trust and our wholly owned subsidiary, is the sole general partner of the Partnership, and as such has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, subject to certain limited exceptions. We sometimes refer to New Plan DRP Trust as the "general partner." The limited partners of the Partnership, or the "limited partners," generally have no authority to participate in or exercise control or management power over the business and affairs of the Partnership. Pursuant to the partnership agreement, we, in addition to the general partner, are obligated to satisfy all of the general partner's obligations as general partner of the Partnership.

OPERATIONS

     The partnership agreement requires that the Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT. The partnership agreement provides that distributions of cash will be distributed from time to time as determined by the general partner in accordance with the partnership agreement. Subject to certain exceptions, the Partnership will also assume and pay when due, or reimburse the general partner for payment of, all costs and expenses relating to the operation of the Partnership.

TRANSFERABILITY OF INTERESTS

     The partnership agreement provides that the general partner may not voluntarily withdraw from the Partnership, or transfer or assign its interest in the Partnership, without the consent of a majority in interest of the limited partners, and only upon the admission of a successor general partner. Subject to certain limitations and after certain specified dates, the limited partners may transfer their interests in the Partnership to any Qualified Transferee (as defined in the partnership agreement), subject to minimum transfer restrictions and the general partner's right of first refusal. No transferee may become a substituted limited partner without the general partner's consent.

CAPITAL CONTRIBUTIONS

     If the general partner determines that the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowings or capital contributions, and the general partner borrows such funds from a financial institution or other lender, then the general partner, to the extent permitted by law, will lend such funds to the Partnership on comparable terms and conditions as are applicable to the general partner's borrowing of such funds. Additionally, the general partner may contribute, or accept contributions of, any required additional funds as additional capital contributions to the Partnership.

EXCHANGE RIGHTS

     Subject to certain limitations and after certain specified dates, the holders of units have the right to require the Partnership to redeem part or all of their units for cash or, at the general partner's election, the general partner may acquire such units for shares of the Company's common stock (on a one-for-one basis, subject to certain adjustments, unless the general partner otherwise agrees), provided, however, that a holder of units may not effect an exchange to the extent that it would cause any person to violate any provision of our charter, including those provisions relating to restrictions on ownership and transfer of our capital stock. See "Description of Capital Stock -- Restrictions on Ownership of Capital Stock." The number of shares of common stock for which the unit holders may exchange their units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

TAX MATTERS

     The general partner is the tax matters partner of the Partnership and, as such, generally has authority to make tax elections under the Code on behalf of the Partnership. The net income or net loss of the Partnership will generally be allocated to the Company and the limited partners in accordance with their priorities of distribution and as otherwise set forth in the partnership agreement, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

ABILITY TO ENGAGE IN OTHER BUSINESS

     The general partner may conduct business of every nature and description, including all activities pertaining to the acquisition and operation of shopping center properties, independently of the Partnership.

TERM

     The Partnership will continue in full force and effect until December 31, 2093, or until sooner dissolved upon the bankruptcy, dissolution, withdrawal or termination of the general partner (unless the limited partners elect to continue the Partnership), upon the election of the general partner and the approval of the limited partners, upon an entry of decree of judicial dissolution, upon the sale or other disposition of all or substantially all the assets of the Partnership or upon the redemption of all partnership units of the Partnership other than those held by the general partner.

INDEMNIFICATION

     The partnership agreement provides for indemnification of the general partner and the officers and directors of the general partner, and limits the liability of the general partner to the Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the general partner acted in good faith.

                                EXCHANGE OF UNITS

TERMS OF THE EXCHANGE OF UNITS BY UNIT HOLDERS

     Unit holders, subject to certain limitations and only after certain specified dates, may exchange units for cash, or at the general partner's election, for shares of the Company's common stock (on a one-for-one basis, subject to certain adjustments, unless the general partner otherwise agrees). The number of shares of common stock for which the unit holders may exchange their units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

     A unit holder effecting an exchange must deliver to the general partner a notice of exchange. Such holder shall have the right to receive an amount of cash from the Partnership equal to the Cash Amount (as defined in the partnership agreement) on the Specified Redemption Date (as defined in the partnership agreement). However, if the general partner elects to acquire such tendered units in exchange for shares of the Company's common stock, the holder shall have no right to cause the Partnership to redeem the units in exchange for cash.

     The shares of common stock shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our charter and bylaws, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares of common stock. Notwithstanding any delay in such delivery, a holder shall be deemed the owner of such shares of common stock and rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date.

     Each holder tendering units shall continue to own all units subject to any exchange, and be treated as a limited partner with respect to such units for all purposes, until such units are transferred to the general partner and paid for on the Specified Redemption Date. Until the Specified Redemption Date, such holder shall have no rights as a stockholder of the Company.

CERTAIN CONDITIONS TO THE EXCHANGE

     We will issue shares of common stock to a holder tendering units in accordance with the partnership agreement subject to certain conditions, including the following:

          - In order to protect our status as a REIT, no such holder shall be entitled to effect an exchange, if such exchange would cause such holder or any other person to violate the provisions of our charter.

          - No such holder may effect an exchange more than once during any twelve month period.

          - No such holder may effect an exchange for less than 500 units, or if such holder holds less than 500 units, all of the units held by such holder.

          - No such holder may effect an exchange during the period after the record date established by the general partner for a distribution from the Partnership to the partners in the Partnership and prior to the record date established by us for a distribution to our stockholders of some or all of such distribution.

COMPARISON OF THE COMPANY AND THE PARTNERSHIP

     The information below highlights a number of the significant differences between the Partnership and the Company relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of units in understanding how their investment will be changed if they exchange their units for shares of common stock. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

                              FORM OF ORGANIZATION

The Partnership is organized as a Delaware limited partnership. The Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that such business is to be conducted in a manner that permits us to be qualified as a REIT unless we cease to qualify as a REIT.

We are a Maryland corporation. We have elected to be taxed as a REIT under the Code and intend to maintain our qualification as a REIT. Under our charter, we may engage in any lawful activity permitted by the Maryland General Corporation Law.

                                ADDITIONAL EQUITY

The Partnership is authorized to issue units in exchange for additional capital contributions as determined by the general partner. In exchange for such capital contributions, the Partnership may issue partnership interests to the general partner, may issue additional units to existing limited partners, and may admit third parties as additional limited partners.

The board of directors may issue, in its discretion, common stock or shares of preferred stock; provided that the total number of shares issued does not exceed the authorized number of shares of stock set forth in our charter.

                               MANAGEMENT CONTROL

All management powers over the business and affairs of the Partnership are vested in the general partner, and generally no limited partner of the Partnership has any right to participate in or exercise control or management power over the business and affairs of the Partnership, except as otherwise set forth in the partnership agreement. The general partner may not be removed by the holders of units with or without cause.

Our business and affairs are managed under the direction of our board of directors subject to restrictions in our charter and bylaws. The board is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the board of directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company.

                    DUTIES OF GENERAL PARTNERS AND DIRECTORS

Under Delaware law, the general partner of the Partnership is accountable to the Partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the partnership agreement, the general partner is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or of any act or omission, provided that the general partner has acted in good faith.

Under the Maryland General Corporation Law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of the Company and with the care of an ordinarily prudent person in a like position. Directors of the Company who act in such a manner generally will not be liable by reason of being a director of the Company.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

As a matter of Delaware law, the general partner has liability for the payment of the obligations and debts of the Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the partnership agreement, the Partnership has agreed to indemnify the general partner and any director or officer of the general partner from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fee and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Partnership in which the general partner or such director or officer is involved, unless: (1) the act was in knowing violation of the law; (2) such party received an improper personal benefit; or (3) the act involved fraud, willful misconduct, recklessness or gross negligence. The reasonable expenses incurred by an indemnitee may be reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

Our charter contains a provision which eliminates the liability of our directors and officers to the Company and its stockholders to the fullest extent permitted by Maryland law.

                            ANTI-TAKEOVER PROVISIONS

Except in limited circumstances, the general partner of the Partnership has exclusive management power over the business and affairs of the Partnership. The general partner may not be removed by the limited partners with or without cause. Subject to certain limitations and after certain specified dates, a limited partner may generally transfer its limited partnership interest without obtaining the approval of the general partner, provided that the general partner has a right of first refusal for any proposed transfer and that the general partner may, in its sole discretion, prevent the admission to the Partnership of substituted limited partners.

In addition to our stockholder rights plan, our charter and bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include, among others: (1) a staggered board of directors; (2) authorized stock that may be issued as preferred stock in the discretion of the board of directors, with superior voting or other rights to the common stock; and (3) provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code. The Maryland General Corporation Law also contains certain provisions which could have the effect of delaying, deferring or preventing a change in control of the Company or other transaction. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws."

                                  VOTING RIGHTS

Under the partnership agreement, the limited partners have voting rights in limited circumstances, including as to the dissolution of the Partnership and certain amendments to the partnership agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of the Partnership are made by the general partner.

Our business and affairs are managed under the direction of our board of directors, consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings. The Maryland General Corporation Law requires that certain major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All shares of common stock have one vote per share, and our charter permits the board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock.

     The following is a comparison of the voting rights of the holders of units and our stockholders as they relate to certain major transactions:

              AMENDMENT OF THE PARTNERSHIP AGREEMENT OR OUR CHARTER

The partnership agreement may be amended through a proposal by the general partner or a majority in interest of the limited partners. Such proposal, in order to be effective, must be approved by the general partner and by the written vote of a majority in interest of the limited partners. Certain amendments that affect the fundamental rights of limited partners must be approved by each affected limited partner. In addition, the general partner may, without consent of the limited partners, amend the partnership agreement as to certain ministerial matters.

Under the Maryland General Corporation Law and our charter, amendments to our charter generally must be advised by the board of directors and approved by the holders of at least a majority of the votes entitled to be cast on the matter.

            VOTE REQUIRED TO DISSOLVE THE PARTNERSHIP OR THE COMPANY

The general partner may not elect to dissolve the Partnership without the prior written consent of at least a majority in interest of the limited partners.

Under the Maryland General Corporation Law and our charter, dissolution of the Company must be advised by the board of directors and approved by the holders of at least a majority of the votes entitled to be cast on the matter.

                              COMPENSATION AND FEES

The general partner does not receive any compensation for its services as general partner of the Partnership. The Partnership will reimburse the general partner for all expenses incurred relating to the ongoing operation of the Partnership.

Our officers and outside directors receive compensation for their services.

                             LIABILITY OF INVESTORS

Under the partnership agreement and applicable Delaware law, the liability of the holders of units for the Partnership's debts and obligations is generally limited to the amount of their investment in the Partnership.

Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company.

                          POTENTIAL DILUTION OF RIGHTS

The general partner of the Partnership is authorized, in its sole discretion and without limited partner approval, to cause the Partnership to issue additional limited partnership interests for any Partnership purpose at any time to the limited partners or to other persons (including the general partner).

Our board of directors may issue, in its discretion, common stock or preferred stock. The issuance of additional shares of either common stock or preferred stock may result in the dilution of the interests of the stockholders.

                                    LIQUIDITY

Subject to certain limitations and after certain specified dates, a limited partner may generally transfer its limited partnership interest without obtaining the approval of the general partner, provided that we have a right of first refusal for any proposed transfer and that the general partner may, in its sole discretion, prevent the admission to the Partnership of substituted limited partners.

Generally, a stockholder is entitled to freely transfer the shares of common stock received in exchange for units.

                                         TAXES

The Partnership itself is not subject to federal income taxes. Instead, each holder of units includes its allocable share of the Partnership's taxable income or loss in determining its individual federal income tax liability. Depending on certain facts, a unitholder's allocable share of income and loss from the Partnership may be subject to the "passive activity" limitations. Under the "passive activity" rules, a unitholder's allocable share of income and loss from the Partnership that is considered "passive income" generally can be offset only against a holder's income and loss from other investments that constitute "passive activities." Cash distributions from the Partnership are generally not taxable to a holder of units except to the extent they exceed such holder's basis in its interest in the Partnership (which will include such holder's allocable share of the Partnership's nonrecourse debt). Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states.

Dividends paid by the Company will be treated as "portfolio" income and generally cannot be offset with losses from "passive activities." Distributions made by the Company to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Distributions that are properly designated by the Company as capital gain dividends generally will be taxed as capital gain at a rate of 20% to 25%. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will first be treated as a non-taxable return of capital to the extent of a stockholder's adjusted basis in its stock, with the excess taxed as capital gain (if the stock has been held as a capital asset). In the case of certain non-corporate taxable domestic stockholders, including individuals, long-term capital gain with respect to stock held more than twelve months is ordinarily taxed at a 20% federal tax rate. Taxable domestic stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. See "Certain Federal Income Tax Considerations -- Taxation of Taxable U.S. Stockholders." The Company may be required to pay state income taxes in certain states.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                        THE COMPANY'S CHARTER AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law and our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Our bylaws provide that the number of directors of the Company may be established by the board of directors but may not be fewer than the minimum number required by the Maryland General Corporation Law (which under most circumstances is three directors) nor more than twenty-one. Any vacancy may be filled by the stockholders or, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that to fill a vacancy resulting from an increase in the number of directors requires a majority vote of the entire board of directors. Pursuant to our charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of stockholders to be held in 2000, another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2001 and another class will hold office for a term expiring at the annual meeting of stockholders held in 2002. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors.

     The classified director provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

     Our charter provides that a director may be removed only for cause and by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law, certain "business combinations" between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was an interested stockholder or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland General Corporation Law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Our board of directors has adopted a resolution providing that we, to the extent permitted by applicable law, elect not to be governed by the provisions of the Maryland General Corporation Law relative to "business combinations," but no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the Maryland General Corporation Law relative to business combinations will not be reinstated or again become applicable to us.

CONTROL SHARE ACQUISITIONS

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

     The business combination statute and the control share acquisition statute could have the effect of discouraging our acquisition by others and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE CHARTER

     Our charter, including its provisions on classification of our board of directors, removal of directors, voting rights of common stock and voting requirements for charter amendments, may be amended only by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, after due authorization, approval and advice of our board of directors.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, after due authorization, approval and advice of our board of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that: (a) with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of our board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to our board of directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by or at the direction of our board of directors, or (iii) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

     The provisions in our charter on classification of our board of directors, the business combination and the control share acquisition provisions of the Maryland General Corporation Law, and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland General Corporation Law. This provision does not limit our ability or our stockholders' ability to obtain equitable relief, such as an injunction or rescission.

     Our charter and bylaws authorize us to the maximum extent permitted by Maryland law to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is unenforceable.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material U.S. federal income tax considerations regarding the Company and the common stock offered hereby is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion Altheimer & Gray, our tax counsel, as to the material federal income tax consequences relevant to purchasers of our common stock. The tax treatment of a holder of any of the common stock will vary depending on his or her particular situation, and this discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders") subject to special treatment under the federal income tax laws. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the common stock offered hereby.

     THE INFORMATION SET FORTH BELOW IS BASED ON THE CODE AND THE REGULATIONS THEREUNDER, AND ON THE INTERPRETATIONS THEREOF BY THE COURTS AND THE INTERNAL REVENUE SERVICE, ALL AS THEY EXIST ON THE DATE OF THIS LETTER. THESE AUTHORITIES ARE SUBJECT TO CHANGE, INCLUDING CHANGES WITH RETROACTIVE EFFECT. NO ASSURANCE CAN BE GIVEN AS TO WHETHER, WHEN, IN WHAT FORMS, OR WITH WHAT EFFECTIVE DATES THE TAX LAWS (OR THE INTERPRETATIONS THEREOF) MAY BE CHANGED.

     You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the disposition of units, (2) the acquisition, ownership and sale or other disposition of our common stock, in each case including the federal, state, local, foreign and other tax consequences, (3) our election to be taxed as a REIT for federal income tax purposes, and (4) potential changes in applicable tax laws.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from our IRS concerning our tax treatment. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the IRS or courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES OF REDEMPTION OR EXCHANGE OF UNITS

     The redemption or exchange of units for cash or common stock will be a fully taxable transaction for federal income tax purposes. Depending upon a holder's particular situation, it is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of common stock received upon such redemption or exchange. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REDEMPTION OR EXCHANGE OF UNITS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF SUCH TRANSACTION.

TAXATION OF THE COMPANY

     General. Each of the Company's predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with the year ended July 31, 1972 for New Plan and the year ended December 31, 1987 for Excel. The Company believes that the predecessor companies were organized and that the predecessor companies and the Company, since the combination of the predecessor companies, have been operating in a manner so as to qualify for taxation as REITs under the Internal Revenue Code. We intend to continue to operate in such a manner. Our qualification and taxation as a REIT, however, depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. We will be subject to federal income tax as follows:

          - We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

          - We may be subject to the "alternative minimum tax" on our items of tax preference.

          - If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

          - We will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

          - If we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by
               (b) a fraction intended to reflect our profitability.

          - We will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of
               (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

          - If we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then under Treasury Regulations not yet promulgated we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain. For this purpose, the term "Built-In Gain" means the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period. The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

REIT QUALIFICATION REQUIREMENTS

     General. The Code defines a REIT as a corporation, trust or association:

     (1)  that is managed by one or more trustees or directors;

     (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

     (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

     (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

     (5)  that is beneficially owned by 100 or more persons;

     (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

     (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

     We believe that we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in the section entitled "Description of Capital Stock--Restrictions on Ownership of Capital Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled "--Failure to Qualify."

     In addition, we may not maintain our status as a REIT unless our taxable year is a calendar year. We have and will continue to have a calendar taxable year.

     Ownership of Subsidiaries. We own and operate a number of properties through wholly owned subsidiaries (the "QRSs"). We currently own 100% of the stock of each of the QRSs. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" (defined for taxable years beginning on or before August 5, 1997, as any corporation if 100 percent of the stock of such corporation is held by the REIT at all times during the period such corporation was in existence and, for taxable years beginning after August 5, 1997, as any corporation 100 percent of the stock of which is owned by the REIT (without regard to prior ownership)) shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such QRSs are treated as our assets, liabilities and items. We have not, however, sought or received a ruling from the IRS that the QRSs are "qualified REIT subsidiaries."

     Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the partnerships in which we are a partner are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have direct control of the partnerships in which we are a partner and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT.

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described above, or from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

          - the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

          - the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in such tenant (a "Related Party Tenant");

          - if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

          - for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

     Except as provided below, we do not and will not:

          - charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

          -    rent any property to a Related Party Tenant;

          - derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

          - perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take certain of the actions set forth above to the extent that we determine, based on the advice of our tax counsel, that such actions will not jeopardize our status as a REIT.

     Income derived from the development, property management, administrative and miscellaneous services described in the preceding paragraph qualifies under neither the 95% nor 75% gross income tests. In addition, ERT Development Corporation, a Delaware corporation ("EDV"), receives fees in exchange for the performance of certain development activities. To the extent that our Board believes that there would be adverse tax consequences through direct accrual of such fees to us, such activities will be performed by EDV and such fees will not accrue to us, but we will derive dividends from EDV, which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

          - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

          - we attach a schedule of the sources of our income to our federal income tax return; and

          - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     Sales or Dispositions of Assets. As a REIT, we are subject to a tax of 100% on our gain (i.e., the excess, if any, of the amount realized over our adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure) in which we are a dealer. In calculating our gain subject to the 100% tax, we are not allowed to offset gains on sales of property with losses on other sales of property in which we are a dealer.

     Under the Code, we would be deemed to be a dealer in any property that we hold primarily for sale to customers in the ordinary course of our business. Such determination is a factual inquiry, and absolute certainty of our status generally cannot be provided. However, we will not be treated as a dealer in real property for the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, our failure to meet these "safe harbor" requirements does not necessarily mean that we are a dealer in real property.

     Based on these rules, if we sell a property that we have held for more than four years and otherwise satisfy the "safe harbor" described in the preceding paragraph, such sale will not result in the imposition of the 100% tax on the gain. Because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that the REIT will be considered to be a dealer in real property. Although any risk from a single isolated sale may be small, the more regular, continuous, and frequent our sales of assets are, the more likely we will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than four years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether we qualify for the safe harbor on any sales of property held for four years or more. Furthermore, once we have exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

          - At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds.

          - Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

          - Of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities (other than a QRS).

     We currently hold 100% of the stock of each of the QRSs. As set forth above, the asset tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, because the QRSs are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Because the QRSs will be treated as "qualified REIT subsidiaries," our ownership of the stock of the QRSs will not cause us to fail the asset tests.

     We currently hold 100% of the nonvoting preferred stock of EDV, which interest entitles us to a percentage of all dividends and liquidating distributions of EDV. Such shares of nonvoting preferred stock will not constitute voting securities for purposes of the asset tests. Furthermore, we have not owned any of the voting securities of EDV and will not own more than 10% of the voting securities of such corporation. In addition, we believe that the value of our securities of EDV have not exceeded 5% of the total value of our assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion. We cannot assure our stockholders that the IRS will not contend that the value of the securities of EDV held by us exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that we acquired securities in EDV, but also each time we increase our ownership in EDV securities or acquire other property. Although we believe that we presently satisfy the 5% value test and plan to take steps to ensure that we satisfy such test for any quarter with respect to which retesting is to occur, we cannot assure our stockholders that such steps will always be successful, or will not require a reduction in our interest in EDV.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and we intend to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to

          - the sum of 95% of our "REIT taxable income," and 95% of our after tax net income, if any, from foreclosure property, minus

          - the excess of the sum of certain items of our noncash income over 5% of "REIT taxable income" as described above.

     Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our stockholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential. For example, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in our REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

     Under certain circumstances, we may be able to rectify a failure to meet our distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     In addition, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

     Under new federal legislation, a REIT may elect to retain (and not distribute) and pay federal income tax on its net long-term capital gain and possibly certain excise taxes on its undistributed income. If such election is made, the REIT's stockholders must include in income their proportionate share of the undistributed long-term capital gain and are deemed to have paid their proportionate share of federal income tax paid by the REIT.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code applicable to REITs do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

OTHER TAX MATTERS

     Our interests in partnerships involve special tax considerations, including the possibility that the IRS might challenge the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If any partnership in which we own an interest were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and may prevent us from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in a partnership's tax status might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members (an "eligible entity") may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The partnerships in which we own an interest intend to claim classification as partnerships under the final Treasury Regulations, and we believe these partnerships will be classified as partnerships for federal income tax purposes.

     A portion of the cash we will use to fund distributions to our stockholders comes from EDV through dividends on our EDV nonvoting preferred stock. EDV does not qualify as a REIT and pays federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that EDV is required to pay reduces the cash available for distribution by us to our stockholders.

     As described above, the value of EDV's nonvoting preferred stock held by us cannot exceed 5% of the value of our total assets at the end of any calendar quarter in which we acquire such securities or increase our interest in such securities. See "-- REIT Qualification Requirements -- Asset Tests." This limitation may restrict the ability of EDV to increase the size of its business unless the value of our assets is increasing at a commensurate rate.

STATE AND LOCAL TAXES

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on a disposition of units or an investment in our common stock.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used below, the term "U.S. stockholder" means a holder of shares of common stock who is for United States federal income tax purposes:

          -    a citizen or resident of the United States;

          - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

          - an estate the income of which is subject to United States federal income taxation regardless of its source; or

          - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

     Distributions Generally. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock, if any, and then to the common stock.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gains, provided that the shares were held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

          - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

          - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

          - receive a credit or refund for the amount of tax deemed paid by it;

          - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

          - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Dispositions of Common Stock. If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long- term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (or "UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as UBTI as to any trust which:

          -    is described in Section 401(a) of the Code;

          -    is tax-exempt under Section 501(a) of the Code; and

          -    holds more than 10%, by value, of the interests in the REIT.

     Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if:

          -    it would not have qualified as a REIT but for the fact that
               Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and

          - either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

          - the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to

          -    the total gross income of the REIT.

     A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of the limitations on the transfer and ownership of stock contained in the charter, we are not and do not expect to be classified as a "pension-held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing U.S. federal income taxation of the ownership and disposition of common stock by persons who are not U.S. stockholders ("non-U.S. stockholders"). In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     We report to our stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within one of the exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. Backup withholding tax and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States or, subject to certain exemptions, to a payment of the proceeds of a sale of Company stock by or through a foreign office of a foreign broker. Payment to or through a United States office of a broker of the proceeds of a sale is subject to both backup withholding and information reporting unless the non-U.S. stockholder certifies its foreign status. On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the backup withholding rules applicable to non-U.S. stockholders. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to page F-1 to page F-51 from the Annual Report on Form 10-K/A of New Plan Excel Realty Trust, Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus will be passed upon for the Company by Hogan & Hartson, L.L.P., New York, New York. In addition, the description of federal income tax consequences contained in this prospectus is based upon the opinion of Altheimer & Gray, Chicago, Illinois.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance of up to 664,316 shares of common stock upon the exchange of up to 664,316 units of the Partnership which were issued to four affiliated partnerships in connection with the acquisition by the Partnership of four shopping centers in June 1997. Pursuant to the terms of this transaction, 1,186,243 units were originally issued to partners of the property-owning partnerships. As of the date hereof, 664,316 of such units are issued and outstanding. Beginning on September 15, 1999, each of these units may be redeemed by the holder thereof for cash or, at our option, shares of our common stock on a one-for-one basis (subject to adjustment in the event of stock splits, stock dividends and similar events in the future). We are registering the offer and sale of shares of common stock pursuant to contractual obligations, but the registration does not necessarily mean that we will in fact issue any of the common stock, or that if issued, the holders will offer any of their shares.

     Neither the Company nor the general partner will receive any cash proceeds from the issuance of common stock upon receiving a notice of exchange of units. Consequently, with each exchange, the interest of the general partner (which is a wholly owned subsidiary of the Company) in the Partnership may increase.

================================================================================

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.



--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Where to Find Available Information.....................................   2
Forward-Looking Statements..............................................   2
The Company.............................................................   3
Use of Proceeds.........................................................   3
Description of Capital Stock............................................   3
Description of Units and Partnership Agreement..........................   8
Exchange of Units.......................................................   9
Certain Provisions of Maryland Law and the Company's Charter and
Bylaws..................................................................  15
Certain Federal Income Tax Considerations...............................  18
Experts.................................................................  29
Legal Matters...........................................................  29
Plan of Distribution....................................................  29



                                 664,316 SHARES


                              NEW PLAN EXCEL REALTY
                                  TRUST, INC.


                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


                                   PROSPECTUS


                                __________, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with this Registration Statement. All such expenses will be paid by New Plan Excel Realty Trust, Inc.

SEC Registration Fee............................................   $ 3,371
Printing and Mailing Costs......................................     5,000
Legal Fees and Expenses.........................................    30,000
Accounting Fees and Expenses....................................     5,000
Miscellaneous...................................................     6,629
                                                                   -------
          Total.................................................   $50,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our charter and bylaws require us to indemnify our directors, officers and certain other persons to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other persons against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceedings and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

ITEM 16. EXHIBITS

EXHIBITS

     EXHIBIT
      NUMBER                                       DESCRIPTION
      ------                                       -----------
       3.1     Articles of Amendment and Restatement of the Charter of New Plan Excel Realty Trust, Inc. (1)
       3.2     Articles of Amendment of Amendment and Restatement of the Charter of New Plan Excel Realty
               Trust, Inc. (2)
       3.3     Amended and Restated Bylaws of New Plan Excel Realty Trust, Inc. (2)
       3.4     Amendments to the Bylaws of New Plan Excel Realty Trust, Inc. (3)
       3.5     Amendment to the Bylaws of New Plan Excel Realty Trust, Inc. (3)
       4.1     Articles Supplementary (Series A Preferred Stock) (4)
       4.2     Articles Supplementary (Series B Preferred Stock) (5)
       4.3     Articles Supplementary (Series C Preferred Stock) (6)

       4.4     Articles Supplementary (Series D Preferred Stock) (2)
       4.5     Rights Agreement dated as of May 15, 1998 between New Plan Excel Realty Trust, Inc. and
               BankBoston, N.A., which includes the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Shares as Exhibit C (7)
       4.6     First Amendment to Rights Agreement dated as of February 8, 1999 between New Plan Excel Realty
               Trust, Inc. and BankBoston N.A. (8)
       5.1     Opinion of Hogan & Hartson L.L.P.
       8.1     Opinion of Altheimer & Gray regarding tax matters
      10.1     Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P. (9)
      10.2     First Amendment to Amended and Restated Agreement of Limited Partnership of Excel Realty Partners,
               L.P. (10)
      23.1     Consent of Altheimer & Gray (included in Exhibit 8.1)
      23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
      23.3     Consent of PricewaterhouseCoopers LLP
      24.1     Power of Attorney (included in Part II of the Registration Statement)

--------------------------------------------------------------------------------

(1) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on May 25, 1995 (File No. 33-59195).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on October 1, 1998 (File No. 333-65211).

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed with the Commission on August 11, 1999.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on February 7, 1997 (File No. 1-12244).

(5) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on January 14, 1998 (File No. 1-12244).

(6) Incorporated by reference to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998 filed with the Commission on April 7, 1999.

(7) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 22, 1998 (File No. 1-12244).

(8) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 5, 1999 (File No. 1-12244).

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 25, 1998.

(10) Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on September 14, 1999 (File No. 333-64203).

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (I) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on the 23rd day of September, 1999.

                                  NEW PLAN EXCEL REALTY TRUST, INC.

                                  By:  /s/ ARNOLD LAUBICH
                                     -------------------------------------------
                                                  Arnold Laubich
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby constitutes and appoints Arnold Laubich and Steven Siegel his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Securities Exchange Act of 1934, with the Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or their substitutes may do or cause to be done by virtue hereof.

           SIGNATURE                                 TITLE                                DATE
           ---------                                 -----                                ----

/s/ WILLIAM NEWMAN                         Chairman of the Board of                September 23, 1999
------------------------------                     Directors
        William Newman

/s/ ARNOLD LAUBICH                    President, Chief Executive Officer,          September 23, 1999
------------------------------                     Director
        Arnold Laubich

/s/ JAMES M. STEUTERMAN                    Executive Vice President,               September 23, 1999
------------------------------             Chief Operating Officer,
      James M. Steuterman                          Director

/s/ MICHAEL I. BROWN                              Controller                       September 23, 1999
------------------------------
       Michael I. Brown

/s/ DEAN BERNSTEIN                      Senior Vice President - Finance,           September 23, 1999
------------------------------       Director, Principal Financial Officer
        Dean Bernstein

/s/ RAYMOND H. BOTTORF                             Director                        September 23, 1999
------------------------------
      Raymond H. Bottorf

/s/ NORMAN GOLD                                    Director                        September 23, 1999
------------------------------
          Norman Gold

/s/ MELVIN NEWMAN                                  Director                        September 23, 1999
------------------------------
         Melvin Newman

           SIGNATURE                                 TITLE                                DATE
           ---------                                 -----                                ----

/s/ BRUCE A. STALLER                               Director                        September 23, 1999
------------------------------
       Bruce A. Staller

/s/ JOHN WETZLER                                   Director                        September 23, 1999
------------------------------
         John Wetzler

/s/ GREGORY WHITE                                  Director                        September 23, 1999
------------------------------
         Gregory White


                                  EXHIBIT INDEX

     EXHIBIT
      NUMBER                                       DESCRIPTION
      ------                                       -----------
        3.1    Articles of Amendment and Restatement of the Charter of New Plan Excel Realty Trust, Inc. (1)
        3.2    Articles of Amendment of Amendment and Restatement of the Charter of New Plan Excel Realty
               Trust, Inc. (2)
        3.3    Amended and Restated Bylaws of New Plan Excel Realty Trust, Inc. (2)
        3.4    Amendments to the Bylaws of New Plan Excel Realty Trust, Inc. (3)
        3.5    Amendment to the Bylaws of New Plan Excel Realty Trust, Inc. (3)
        4.1    Articles Supplementary (Series A Preferred Stock) (4)
        4.2    Articles Supplementary (Series B Preferred Stock) (5)
        4.3    Articles Supplementary (Series C Preferred Stock) (6)
        4.4    Articles Supplementary (Series D Preferred Stock) (2)
        4.5    Rights Agreement dated as of May 15, 1998 between New Plan Excel Realty Trust, Inc. and
               BankBoston, N.A., which includes the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Shares as Exhibit C (7)
        4.6    First Amendment to Rights Agreement dated as of February 8, 1999 between New Plan Excel
               Realty Trust, Inc. and BankBoston N.A. (8)
        5.1    Opinion of Hogan & Hartson L.L.P.
        8.1    Opinion of Altheimer & Gray regarding tax matters
       10.1    Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P. (9)
       10.2    First Amendment to Amended and Restated Agreement of Limited Partnership of Excel Realty
               Partners, L.P. (10)
       23.1    Consent of Altheimer & Gray (included in Exhibit 8.1)
       23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
       23.3    Consent of PricewaterhouseCoopers LLP
       24.1    Power of Attorney (included in Part II of the Registration Statement)

--------------------------------------------------------------------------------

(1) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on May 25, 1995 (File No. 33-59195).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on October 1, 1998 (File No. 333-65211).

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed with the Commission on August 11, 1999.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on February 7, 1997 (File No. 1-12244).

(5) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on January 14, 1998 (File No. 1-12244).

(6) Incorporated by reference to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998 filed with the Commission on April 7, 1999.

(7) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 22, 1998 (File No. 1-12244).

(8) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 5, 1999 (File No. 1-12244).

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 25, 1998.

(10) Incorporated by reference to the Company's Registration Statement on Form S-3/A filed with the Commission on September 14, 1999 (File No. 333-64203).